UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SOUTHERN SAUCE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Florida	11-3737500
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

11951 S.E. 57th Street
Morriston, FL	32668
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.☒

Securities Act registration statement file number to which this form relates: 333-125268

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Registrant is authorized to issue 100,000,000 shares of Common Stock, $.001 par value. The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of our Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement.

Exhibit	Description

3.1*	Articles of Incorporation of Incorporation of Registrant

3.2*	By-laws of Registrant

4.1	Specimen Common Stock Certificate

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*            Filed as equivalent exhibit number to Registrant’s Registration Statement on Form SB-2 (File no. 333-125268) and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOUTHERN SAUCE COMPANY, INC.

Date:  May 2, 2006

By:	/s/ Robert E. Jordan
Robert E. Jordan
President